American Assets Trust, Inc. Reports Third Quarter 2023 Financial Results

Net income available to common stockholders of $11.8 million and $39.9 million for the three and nine months ended September 30, 2023, respectively, or $0.20 and $0.66 per diluted share, respectively.
Funds from Operations ("FFO") per diluted share decreased 6% and increased 3% year-over-year for the three and nine months ended September 30, 2023, respectively, or $0.59 and $1.84 per diluted share, respectively.
Increased 2023 FFO per diluted share guidance to a range of $2.36 to $2.40 with a midpoint of $2.38, a 2.6% increase over prior guidance.

SAN DIEGO, California - 10/24/2023 - American Assets Trust, Inc. (NYSE: AAT) (the “company”) today reported financial results for its third quarter ended September 30, 2023.

Third Quarter Highlights
•Net income available to common stockholders of $11.8 million and $39.9 million for the three and nine months ended September 30, 2023, respectively, or $0.20 and $0.66 per diluted share, respectively.
•FFO decreased 6% and increased 3% year-over-year to $0.59 and $1.84 per diluted share for the three and nine months ended September 30, 2023, respectively, compared to the same periods in 2022.
•Same-store cash Net Operating Income ("NOI") increased 1.8% and 5.2% year-over-year for the three and nine months ended September 30, 2023, respectively, compared to the same periods in 2022.
•Increased 2023 FFO per diluted share guidance to a range of $2.36 to $2.40 with a midpoint of $2.38, a 2.6% increase over the prior 2023 guidance midpoint of $2.32.
•Leased approximately 63,000 comparable office square feet at an average straight-line basis and cash-basis contractual rent increase of 14% and 7%, respectively, during the third quarter.
•Leased approximately 132,000 comparable retail square feet at an average straight-line basis and cash-basis contractual rent increase of 19% and 8%, respectively, during the third quarter.

Financial Results

(Unaudited, amounts in thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income attributable to American Assets Trust, Inc. stockholders	$11,778	$12,772	$39,897	$33,877
Basic and diluted income attributable to common stockholders per share	$0.20	$0.21	$0.66	$0.56
FFO attributable to common stock and common units	$44,817	$47,945	$140,231	$136,240
FFO per diluted share and unit	$0.59	$0.63	$1.84	$1.79
Net income attributable to common stockholders increased $6.0 million for the nine months ended September 30, 2023 compared to the same period in 2022, primarily due to (i) a $6.3 million net settlement payment received on January 3, 2023 related to certain building systems at our Hassalo on Eighth property, (ii) a $3.4 million net increase in our retail segment due to new tenant leases, (iii) a $2.2 million net increase in our office segment due to higher annualized base rents and (iv) a $2.1 million net increase at Waikiki Beach Walk - Embassy Suites due to increased tourism into Hawaii. These increases were offset by higher interest expense of $4.8 million on the $225 million Amended and Restated Term Loan Agreement and higher general and administrative expenses of $3.4 million due to an increase in stock-based compensation expense, general legal expenses and employee-related costs in 2023.

FFO decreased $3.1 million for the three months ended September 30, 2023 compared to the same period in 2022, primarily due to a decrease in our office segment related to prior year accelerated revenue recognition of tenant improvement overages, as well as higher interest expense and general and administrative expenses as described above.

FFO is a non-GAAP supplemental earnings measure which the company considers meaningful in measuring its operating performance. A reconciliation of net income to FFO is attached to this press release.

Leasing
The portfolio leased status as of the end of the indicated quarter was as follows:

	September 30, 2023	June 30, 2023	September 30, 2022
Total Portfolio
Office	86.8%	87.4%	90.7%
Retail	94.4%	94.6%	92.2%
Multifamily	89.5%	85.9%	93.0%
Mixed-Use:
Retail	95.1%	94.6%	94.9%
Hotel	85.3%	83.2%	78.6%

Same-Store Portfolio
Office (1)	89.7%	90.3%	93.1%
Retail	94.4%	94.6%	92.2%
Multifamily	89.5%	85.9%	93.0%
Mixed-Use:
Retail	95.1%	94.6%	94.9%
Hotel	85.3%	83.2%	78.6%
(1) Same-store office leased percentages include Bel-Spring 520 which was acquired on March 8, 2022. Same-store office leased percentages exclude (i) One Beach Street due to significant redevelopment activity; (ii) the 710 building at Lloyd District Portfolio which was placed into operations on November 1, 2022, approximately one year after completing renovations of the building and (iii) land held for development.

During the third quarter of 2023, the company signed 38 leases for approximately 222,600 square feet of office and retail space, as well as 709 multifamily apartment leases. Renewals accounted for 71% of the comparable office leases, 100% of the comparable retail leases, and 44% of the residential leases.

Office and Retail
On a comparable space basis (i.e. leases for which there was a former tenant) during the third quarter of 2023 and trailing four quarters ended September 30, 2023, our retail and office leasing spreads are shown below:

		Number of Leases Signed	Comparable Leased Sq. Ft.	Average Cash Basis % Change Over Prior Rent	Average Cash Contractual Rent Per Sq. Ft.	Prior Average Cash Contractual Rent Per Sq. Ft.	Straight-Line Basis % Change Over Prior Rent
Office	Q3 2023	7	63,000	7.0%	$59.45	$55.57	13.5%
	Last 4 Quarters	40	316,000	3.4%	$65.35	$63.21	12.1%

Retail	Q3 2023	25	132,000	8.2%	$33.70	$30.65	18.7%
	Last 4 Quarters	77	363,000	8.4%	$34.65	$31.78	15.2%

Multifamily
The average monthly base rent per leased unit for our multifamily properties for the third quarter of 2023 was $2,572 compared to an average monthly base rent per leased unit of $2,372 for the third quarter of 2022, which is an increase of approximately 8.4%.

Same-Store Cash Net Operating Income
For the three and nine months ended September 30, 2023, same-store cash NOI increased 1.8% and 5.2%, respectively, compared to the three and nine months ended September 30, 2022. The same-store cash NOI by segment was as follows (in thousands):

	Three Months Ended (1)			Nine Months Ended (2)
	September 30,			September 30,
	2023	2022	Change	2023	2022	Change
Cash Basis:
Office	$35,451	$35,449	—%	$103,375	$99,625	3.8%
Retail	18,596	17,492	6.3	54,402	51,012	6.6
Multifamily	7,957	7,957	—	25,450	23,953	6.2
Mixed-Use	6,808	6,665	2.1	18,173	16,867	7.7
Same-store Cash NOI	$68,812	$67,563	1.8%	$201,400	$191,457	5.2%
(1)    Same-store portfolio includes Bel-Spring 520 which was acquired on March 8, 2022. Same-store portfolio excludes (i) One Beach Street due to significant redevelopment activity; (ii) the 710 building at Lloyd District Portfolio which was placed into operations on November 1, 2022, approximately one year after completing renovations of the building and (iii) land held for development.
(2)    Same-store portfolio excludes (i) One Beach Street, due to significant redevelopment activity; (ii) Bel-Spring 520 which was acquired on March 8, 2022; (iii) the 710 building at Lloyd District Portfolio which was placed into operations on November 1, 2022, approximately one year after completing renovations of the building and (iv) land held for development.

Same-store cash NOI is a non-GAAP supplemental earnings measure which the company considers meaningful in measuring its operating performance. A reconciliation of same-store cash NOI to net income is attached to this press release.

Balance Sheet and Liquidity
At September 30, 2023, the company had gross real estate assets of $3.7 billion and liquidity of $490.0 million, comprised of cash and cash equivalents of $90.0 million and $400.0 million of availability on its line of credit. At September 30, 2023, the company had only 1 out of 31 assets encumbered by a mortgage.

Dividends
The company declared dividends on its shares of common stock of $0.33 per share for the third quarter of 2023. The dividends were paid on September 21, 2023.

In addition, the company has declared a dividend on its common stock of $0.33 per share for the fourth quarter of 2023. The dividend will be paid in cash on December 21, 2023 to stockholders of record on December 7, 2023.

Guidance
The company increased its 2023 FFO per diluted share guidance to a range of $2.36 to $2.40 per share, an increase of 2.6% at midpoint from the prior 2023 FFO per diluted share guidance range of $2.28 to
$2.36 per share.

The company's guidance excludes any impact from future acquisitions, dispositions, equity issuances or repurchases, debt financings or repayments. Management will discuss the company's guidance in more detail on tomorrow's earnings call. The foregoing estimates are forward-looking and reflect management's view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates, credit spreads and the amount and timing of acquisition and development activities. The company's actual results may differ materially from these estimates.

Conference Call
The company will hold a conference call to discuss the results for the third quarter of 2023 on Wednesday, October 25, 2023 at 8:00 a.m. Pacific Time (“PT”). To participate in the event by telephone, please dial 1-833-630-1956 and ask to join the American Assets Trust, Inc. conference call. A live on-demand audio webcast of the conference call will be available on the company's website at www.americanassetstrust.com. A replay of the call will also be available on the company's website.

Supplemental Information
Supplemental financial information regarding the company's third quarter 2023 results may be found on the "Financial Reporting" tab of the “Investors” page of the company's website at www.americanassetstrust.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Financial Information
American Assets Trust, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share Data)

	September 30, 2023	December 31, 2022
Assets	(unaudited)
Real estate, at cost
Operating real estate	$3,494,369	$3,468,537
Construction in progress	233,720	202,385
Held for development	547	547
	3,728,636	3,671,469
Accumulated depreciation	(1,013,367)	(936,913)
Real estate, net	2,715,269	2,734,556
Cash and cash equivalents	89,968	49,571
Accounts receivable, net	7,875	7,848
Deferred rent receivables, net	89,023	87,192
Other assets, net	108,584	108,714
Total assets	$3,010,719	$2,987,881
Liabilities and equity
Liabilities:
Secured notes payable, net	$74,646	$74,578
Unsecured notes payable, net	1,614,307	1,539,453
Unsecured line of credit, net	—	34,057
Accounts payable and accrued expenses	70,970	65,992
Security deposits payable	8,952	8,699
Other liabilities and deferred credits, net	73,194	79,577
Total liabilities	1,842,069	1,802,356
Commitments and contingencies
Equity:
American Assets Trust, Inc. stockholders' equity
Common stock, $0.01 par value, 490,000,000 shares authorized, 60,724,630 and 60,718,653 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	607	607
Additional paid-in capital	1,467,455	1,461,201
Accumulated dividends in excess of net income	(270,817)	(251,167)
Accumulated other comprehensive income	12,051	10,624
Total American Assets Trust, Inc. stockholders' equity	1,209,296	1,221,265
Noncontrolling interests	(40,646)	(35,740)
Total equity	1,168,650	1,185,525
Total liabilities and equity	$3,010,719	$2,987,881

American Assets Trust, Inc.
Unaudited Consolidated Statements of Operations
(In Thousands, Except Shares and Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue:
Rental income	$105,494	$105,468	$312,105	$301,470
Other property income	5,704	5,555	16,568	15,178
Total revenue	111,198	111,023	328,673	316,648
Expenses:
Rental expenses	29,912	28,438	86,128	78,436
Real estate taxes	11,399	11,477	34,117	34,193
General and administrative	8,880	8,376	26,488	23,130
Depreciation and amortization	29,868	31,729	89,592	93,228
Total operating expenses	80,059	80,020	236,325	228,987
Operating income	31,139	31,003	92,348	87,661
Interest expense, net	(16,325)	(14,454)	(48,422)	(43,667)
Other income (expense), net	321	(180)	7,272	(523)
Net income	15,135	16,369	51,198	43,471
Net income attributable to restricted shares	(189)	(155)	(568)	(464)
Net income attributable to unitholders in the Operating Partnership	(3,168)	(3,442)	(10,733)	(9,130)
Net income attributable to American Assets Trust, Inc. stockholders	$11,778	$12,772	$39,897	$33,877

Net income per share
Basic income attributable to common stockholders per share	$0.20	$0.21	$0.66	$0.56
Weighted average shares of common stock outstanding - basic	60,150,681	60,044,117	60,147,189	60,041,034

Diluted income attributable to common stockholders per share	$0.20	$0.21	$0.66	$0.56
Weighted average shares of common stock outstanding - diluted	76,332,218	76,225,654	76,328,726	76,222,571

Dividends declared per common share	$0.33	$0.32	$0.99	$0.96

Reconciliation of Net Income to Funds From Operations
The company's FFO attributable to common stockholders and operating partnership unitholders and reconciliation to net income is as follows (in thousands except shares and per share data, unaudited):

	Three Months Ended	Nine Months Ended
	September 30, 2023	September 30, 2023
Funds From Operations (FFO)
Net income	$15,135	$51,198
Depreciation and amortization of real estate assets	29,868	89,592
FFO, as defined by NAREIT	$45,003	$140,790
Less: Nonforfeitable dividends on restricted stock awards	(186)	(559)
FFO attributable to common stock and units	$44,817	$140,231
FFO per diluted share/unit	$0.59	$1.84
Weighted average number of common shares and units, diluted	76,335,424	76,332,053

Reconciliation of Same-Store Cash NOI to Net Income
The company's reconciliation of Same-Store Cash NOI to Net Income is as follows (in thousands, unaudited):

	Three Months Ended (1)		Nine Months Ended (2)
	September 30,		September 30,
	2023	2022	2023	2022
Same-store cash NOI	68,812	$67,563	$201,400	$191,457
Non-same-store cash NOI	(385)	(153)	489	375
Tenant improvement reimbursements (3)	260	336	599	3,470
Cash NOI	$68,687	$67,746	$202,488	$195,302
Non-cash revenue and other operating expenses (4)	1,200	3,362	5,940	8,717
General and administrative	(8,880)	(8,376)	(26,488)	(23,130)
Depreciation and amortization	(29,868)	(31,729)	(89,592)	(93,228)
Interest expense, net	(16,325)	(14,454)	(48,422)	(43,667)
Other income (expense), net	321	(180)	7,272	(523)
Net income	$15,135	$16,369	$51,198	$43,471

Number of properties included in same-store analysis	30	27	29	27
(1)    Same-store portfolio includes Bel-Spring 520 which was acquired on March 8, 2022. Same-store portfolio excludes (i) One Beach Street due to significant redevelopment activity; (ii) the 710 building at Lloyd District Portfolio which was placed into operations on November 1, 2022, approximately one year after completing renovations of the building and (iii) land held for development.
(2)    Same-store portfolio excludes (i) One Beach Street, due to significant redevelopment activity; (ii) Bel-Spring 520 which was acquired on March 8, 2022; (iii) the 710 building at Lloyd District Portfolio which was placed into operations on November 1, 2022, approximately one year after completing renovations of the building and (iv) land held for development.
(3)    Tenant improvement reimbursements are excluded from same-store cash NOI to provide a more accurate measure of operating performance.
(4)    Represents adjustments related to the straight-line rent income recognized during the period offset by cash received during the period and the provision for bad debts recorded for deferred rent receivable balances, the amortization of above (below) market rents, the amortization of lease incentives paid to tenants, the amortization of other lease intangibles, and straight-line rent expense for our lease of the Annex at The Landmark at One Market.

Reported results are preliminary and not final until the filing of the company's Form 10-Q with the Securities and Exchange Commission and, therefore, remain subject to adjustment.

Use of Non-GAAP Information
Funds from Operations
The company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, impairment losses, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure. Management uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the company's operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year-over-year, captures trends in occupancy rates, rental rates and operating costs. The company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the company's operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the company's properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the company's properties, all of which have real economic effects and could materially impact the company's results from operations, the utility of FFO as a measure of the company's performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the company does, and, accordingly, the company's FFO may not be comparable to such other REITs' FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the company's performance. FFO should not be used as a measure of the company's liquidity, nor is it indicative of funds available to fund the company's cash needs, including the company's ability to pay dividends or service indebtedness. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

Cash Net Operating Income
The company uses NOI internally to evaluate and compare the operating performance of the company's properties. The company believes cash NOI provides useful information to investors regarding the company's financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level, and when compared across periods, can be used to determine trends in earnings of the company's properties as this measure is not affected by (1) the non-cash revenue and expense recognition items, (2) the cost of funds of the property owner, (3) the impact of depreciation and amortization expenses as well as gains or losses from the sale of operating real estate assets that are included in net income computed in accordance with GAAP or (4) general and administrative expenses and other gains and losses that are specific to the property owner. The company believes the exclusion of these items from net income is useful because the resulting measure captures the actual revenue generated and actual expenses incurred in operating the company's properties as well as trends in occupancy rates, rental rates and operating costs. Cash NOI is a measure of the operating performance of the company's properties but does not measure the company's performance as a whole. Cash NOI is therefore not a substitute for net income as computed in accordance with GAAP.

Cash NOI is a non-GAAP financial measure of performance. The company defines cash NOI as operating revenues (rental income, tenant reimbursements, lease termination fees, ground lease rental income and other property income) less property and related expenses (property expenses, ground lease expense, property marketing costs, real estate taxes and insurance), adjusted for non-cash revenue and operating expense items such as straight-line rent, amortization of lease intangibles, amortization of lease incentives and other adjustments. Cash NOI also excludes general and administrative expenses, depreciation and amortization, interest expense, other nonproperty income and losses, acquisition-related expense, gains and losses from property dispositions, extraordinary items, tenant improvements, and leasing commissions. Other REITs may use different methodologies for calculating cash NOI, and accordingly, the company's cash NOI may not be comparable to the cash NOIs of other REITs.

About American Assets Trust, Inc.
American Assets Trust, Inc. is a full service, vertically integrated and self-administered real estate investment trust ("REIT"), headquartered in San Diego, California. The company has over 55 years of experience in acquiring, improving, developing and managing premier office, retail, and residential properties throughout the United States in some of the nation’s most dynamic, high-barrier-to-entry markets primarily in Southern California, Northern California, Washington, Oregon, Texas and Hawaii.  The company's office portfolio comprises approximately 4.1 million rentable square feet, and its retail portfolio comprises approximately 3.1 million rentable square feet. In addition, the company owns one mixed-use property (including approximately 94,000 rentable square feet of retail space and a 369-room all-suite hotel) and 2,110 multifamily units. In 2011, the company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. For additional information, please visit www.americanassetstrust.com.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: adverse economic or real estate developments in our markets; defaults on, early terminations of or non-renewal of leases by tenants, including significant tenants; decreased rental rates or increased vacancy rates; our failure to generate sufficient cash flows to service our outstanding indebtedness; fluctuations in interest rates and increased operating costs; our failure to obtain necessary outside financing; our inability to develop or redevelop our properties due to market conditions; general economic conditions; financial market fluctuations; risks that affect the general office, retail, multifamily and mixed-use environment; the competitive environment in which we operate; the impact of epidemics, pandemics, or other outbreaks of illness, disease or virus (such as the outbreak of COVID-19 and its variants) and the actions taken by government authorities and others related thereto, including the ability of our company, our properties and our tenants to operate; difficulties in identifying properties to acquire and completing acquisitions; our failure to successfully operate acquired properties and operations; risks related to joint venture arrangements; on-going and/or potential litigation; difficulties in completing dispositions; conflicts of interests with our officers or directors; lack or insufficient amounts of insurance; environmental uncertainties and risks related to adverse weather conditions and natural disasters; other factors affecting the real estate industry generally; limitations imposed on our business and our ability to satisfy complex rules in order for American Assets Trust, Inc. to continue to qualify as a REIT, for U.S. federal income tax purposes; and changes in governmental regulations or interpretations thereof, such as real estate and zoning laws and increases in real property tax rates and taxation of REITs. While forward-looking statements reflect the company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the company's future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company's most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission. The company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:
American Assets Trust
Robert F. Barton
Executive Vice President and Chief Financial Officer
858-350-2607